Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the incorporation by reference of our report dated 20 November 2018, with respect to the consolidated statements of income, comprehensive income, cash flows and equity of Air Products and Chemicals, Inc. and Subsidiaries for the year ended 30 September 2018, and the related notes, which report appears in the 30 September 2020 Annual Report on Form 10-K of Air Products and Chemicals, Inc., incorporated herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Philadelphia, Pennsylvania
20 November 2020